Exhibit 16.1

June 22, 2012

Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated June 22, 2012, of NeuLion, Inc. and are in agreement with the statements contained in the first, second, third, fourth and fifth paragraphs of such Item.  We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP